Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-158282) and Form S-8 (Nos. 333-177246; 333-159723; 333-155564; 333-149017; 333-143231; 333-134519; 333-116632; 333-101983; 333-73700; 333-68074; 333-56373; 333-32547; 333-26045; 333-07177; 033-55123; and 33-42352) of Teradyne, Inc. of our audit report dated October 5, 2011, with respect to the consolidated balance sheet of LitePoint Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Teradyne, Inc. dated December 22, 2011.

Our report dated October 5, 2011 includes an explanatory paragraph stating that LitePoint Corporation agreed to be acquired by Teradyne, Inc. on September 14, 2011.

/s/ KPMG LLP

Santa Clara, California

December 22, 2011